Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS FOURTH QUARTER FINANCIAL RESULTS

BOULDER, Colo. — March 4, 2010 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its fourth quarter and full fiscal year ended December 31, 2009.

Fourth quarter sales, which slightly exceeded management’s forecast, were $42.6 million versus $58.6 million in the prior year’s fourth quarter and $34.7 million in the 2009 third quarter. Gross margin was 23% versus 29% in the comparable prior year quarter and 25% in the third quarter. This year’s fourth quarter gross margin was negatively impacted in part by certain lower margin explosion welding orders the Company is producing for customers in the oil and gas sector.

Fourth quarter income from operations was $2.4 million versus $9.2 million in the prior year’s fourth quarter and $2.5 million in the 2009 third quarter.  Net income was $1.0 million, or $0.08 per diluted share, versus net income of $5.4 million, or $0.42 per diluted share, in the comparable 2008 quarter and $1.1 million, or $0.08 per diluted share, in the third quarter.

Fourth quarter adjusted EBITDA was $5.9 million versus $12.1 million in the fourth quarter last year and $6.0 million in the third quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

DMC’s Explosive Metalworking segment recorded fourth quarter sales of $31.7 million compared with sales of $47.7 million in the 2008 fourth quarter.  Operating income was $3.5 million versus $9.1 million in the prior year’s fourth quarter.  Adjusted EBITDA was $5.0 million as compared with $10.0 million in the 2008 fourth quarter. The segment ended the fourth quarter with an order backlog of $50 million versus $63 million at the end of the 2009 third quarter.

Oilfield Products

DMC’s Oilfield Products segment reported fourth quarter sales of $8.6 million versus $8.7 million in the 2008 fourth quarter. The segment reported an operating loss of $728,000 versus operating income of $697,000 in the prior year’s fourth quarter.  The decline in operating income resulted from lower sales levels at the segment’s German operations and a small operating loss at the Company’s recently acquired LRI Oil Tools business. Adjusted EBITDA was $318,000 as compared with $1.7 million in the 2008 fourth quarter.

AMK Welding

DMC’s AMK Welding segment reported fourth quarter sales of $2.3 million versus $2.3 million in the same quarter of 2008.  Operating income increased to $448,000 versus $267,000 in the comparable prior year quarter.  The segment recorded adjusted EBITDA of $562,000 versus $378,000 in the comparable quarter last year.

Management Commentary

Yvon Cariou, president and CEO, said, “During the final quarter of 2009 we continued to build our presence in the upstream energy sector, which has quickly become the most active segment of the oil and gas industry for our explosion welding business.  While competitive conditions in this market put pressure on our fourth quarter gross margin, our entrance into this sector has given our products and technical capabilities added exposure with a range of new end users.  Our efforts may open the door to a sizeable opportunity in the specialized clad pipe market for both upstream and downstream applications.  We believe these developments could significantly enhance our long-term revenue opportunities.”

Cariou added, “We recently received our first order from the transportation sector, where our explosion welded transition joints will be used in an advanced new line of rail cars. We anticipate we could see follow-on orders related to this initial contract, and believe future demand could build from this end market given the international push toward next-generation rail systems.”

“Although explosion welding order volume has been relatively weak in recent months, we continue to see indications from multiple end markets that demand could improve later in 2010 and into 2011.   In addition to upstream energy, the aluminum production industry continues to represent a bright spot within our end markets.”

Cariou added, “We also expect our Oilfield Products segment to benefit from improving market conditions, and are focused on expanding DMC’s presence in this industry. We recently signed a definitive agreement to acquire the assets of Texas-based Austin Explosives Company, which has been a long-time distributor of our shaped charges.”

Austin Explosives recorded sales of approximately $10.7 million in 2009, and DMC has agreed to purchase the business for $7.0 million.  The acquisition will be structured as an asset purchase, and DMC will pay $3.5 million of the price in cash and the balance in DMC stock, cash or a combination of both, at DMC’s election. The acquisition is expected to close during the second fiscal quarter.

Rick Santa, senior vice president and chief financial officer, said, “Despite the challenging business environment, we delivered full-year operating cash flow of $29.5 million as compared with $34.0 million in 2008. We also reduced our net indebtedness by $19.3 million and finished the year with a cash position of $22.4 million, up from $14.4 million at the end of 2008.  We have kept a tight leash on operating costs and will continue to do so as we work through the recovery.”

Santa noted that the Company has completed the annual testing of goodwill at its Oilfield Products segment, and has determined that there is no impairment to goodwill.

Guidance

“We currently are anticipating that 2010 revenue will be in a range of flat to down 5% versus our 2009 top-line performance,” Santa said. “Our efforts to capture additional market share in the upstream oil and gas industry, coupled with increased pricing pressure should result in full-year gross margins in a range of 22% to 24%. As the global economy gains strength and the competitive landscape returns to more normalized levels, we do believe that DMC’s long-term margin performance will benefit.”

Santa continued, “We expect a slow start to the year as we are making final manufacturing adjustments to plates related to our Gorgon order, and this situation has delayed certain shipments. First quarter revenue is expected to be down approximately 30% versus the 2009 fourth quarter, and first quarter gross margin is expected to be in a range of 20% to 22%.

DMC’s 2010 full-year tax rate is expected to be in a range of 33% to 35%.

Full-Year Results

Sales in fiscal 2009 were $164.9 million versus $232.6 million in the prior year. Full-year gross margin was 26% versus 30% in 2008. Operating income was $16.2 million versus $38.1 million in the prior year. Full-year net income was $8.5 million, or $0.66 per diluted share, compared with net income of $24.1 million, or $1.87 per diluted share, in 2008.  Full-year adjusted EBITDA was $29.8 million compared with $53.2 million in the prior year.

The Explosive Metalworking segment reported 2009 sales of $134.1 million versus $195.0 million in 2008.  Full-year operating income was $20.8 million compared with $37.5 million in the prior year.  Adjusted EBITDA was $26.8 million versus $45.0 million in 2008.

Full-year sales at DMC’s Oilfield Products segment were $21.8 million versus $27.8 million last year.  The segment reported an operating loss of $2.7 million versus operating income of $1.5 million in 2008.  Full-year adjusted EBITDA was $920,000 versus $5.4 million in the prior year.

AMK Welding recorded full-year sales of $9.0 million compared with $9.7 million in 2008. Operating income was $1.6 million versus $2.4 million in the prior year.  Adjusted EBITDA was $2.0 million compared with $2.8 million in 2008.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 55936657.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through March 8, 2010, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 55936657.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for first quarter and full-year 2010 sales, margins and tax rates, planned control of operating costs, quoting and booking expectations, our long-range strategy of growing the market share, distribution capabilities and product offerings of our Oilfield Products business, consummation and timing of the planned Austin Explosives acquisition, and prospects for growth for new applications as well as improving investment activity within certain industrial processing sectors, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
NET SALES	$42,630	$58,621	$164,898	$232,577
COST OF PRODUCTS SOLD	32,747	41,561	121,779	161,732
Gross profit	9,883	17,060	43,119	70,845
COSTS AND EXPENSES:
General and administrative expenses	3,661	3,644	12,980	14,256
Selling expenses	2,461	3,070	8,837	11,155
Amortization expense of purchased intangible assets	1,355	1,193	5,064	7,382
Total costs and expenses	7,477	7,907	26,881	32,793
INCOME FROM OPERATIONS	2,406	9,153	16,238	38,052
OTHER INCOME (EXPENSE):
Other income (expense), net	285	(40)	(275)	(269)
Interest income (expense), net	(882)	(1,057)	(3,257)	(4,783)
Equity in earnings of joint ventures	51	4	221	274
INCOME BEFORE INCOME TAXES	1,860	8,060	12,927	33,274
INCOME TAX PROVISION	838	2,670	4,378	9,206
NET INCOME	$1,022	$5,390	$8,549	$24,068
INCOME PER SHARE:
Basic	$0.08	$0.42	$0.67	$1.89
Diluted	$0.08	$0.42	$0.66	$1.87
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	12,662,512	12,488,898	12,640,069	12,445,685
Diluted	12,676,231	12,555,407	12,662,440	12,554,402

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$—	$0.12	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(unaudited)

	2009	2008
ASSETS

Cash and cash equivalents	$22,411	$14,360
Accounts receivable, net	25,807	34,719
Inventories	32,501	35,300
Other current assets	7,255	6,670

Total current assets	87,974	91,049

Property, plant and equipment, net	42,052	40,457
Goodwill, net	43,164	43,066
Purchased intangible assets, net	49,079	52,264
Other long-term assets	2,907	2,750

Total assets	$225,176	$229,586

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$9,183	$15,402
Dividend payable	515	—
Accrued income taxes	1,485	846
Other current liabilities	15,690	15,049
Lines of credit	1,777	—
Current portion of long-term debt	13,485	14,450

Total current liabilities	42,135	45,747

Long-term debt	34,120	46,178
Deferred tax liabilities	15,217	16,833
Other long-term liabilities	1,593	2,326
Stockholders’ equity	132,111	118,502

Total liabilities and stockholders’ equity	$225,176	$229,586

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

(Dollars in Thousands)

(unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,549	$24,068
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	5,042	4,531
Amortization of purchased intangible assets	5,064	7,382
Amortization of capitalized debt issuance costs	297	279
Stock-based compensation	3,425	3,237
Deferred income tax benefit	(2,784)	(2,079)
Equity in earnings of joint ventures	(221)	(274)
Change in working capital, net	10,168	(3,141)
Net cash provided by operating activities	29,540	34,003
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of LRI, net of cash acquired	(284)	—
Acquisition of DYNAenergetics, net of cash acquired	—	(559)
Acquisition of property, plant and equipment	(3,917)	(9,925)
Change in other non-current assets	59	20
Net cash used in investing activities	(4,142)	(10,464)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated credit agreement	(13,614)	(6,282)
Repayments on lines of credit, net	(952)	(7,579)
Payments on long-term debt	(2,107)	(1,471)
Payments on capital lease obligations	(203)	(389)
Payment of dividends	(1,028)	(1,894)
Payment of deferred debt issuance costs	(341)	(218)
Net proceeds from issuance of common stock	425	441
Excess tax benefit related to stock options	90	143
Net cash used in financing activities	(17,730)	(17,249)
EFFECTS OF EXCHANGE RATES ON CASH	383	(975)
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,051	5,315

CASH AND CASH EQUIVALENTS, beginning of the period	14,360	9,045
CASH AND CASH EQUIVALENTS, end of the period	$22,411	$14,360

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Explosive Metalworking Group	$31,693	$47,656	$134,096	$194,999
Oilfield Products	8,593	8,705	21,764	27,833
AMK Welding	2,344	2,260	9,038	9,745
Net sales	$42,630	$58,621	$164,898	$232,577

Explosive Metalworking Group	$3,453	$9,063	$20,835	$37,454
Oilfield Products	(728)	697	(2,742)	1,472
AMK Welding	448	267	1,570	2,363
Unallocated expenses	(767)	(874)	(3,425)	(3,237)
Income from operations	$2,406	$9,153	$16,238	$38,052

	For the three months ended December 31, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$3,453	$(728)	$448	$(767)	$2,406
Adjustments:
Stock-based compensation	—	—	—	767	767
Depreciation	900	328	114		1,342
Amortization of purchased intangibles	637	718	—	—	1,355
Adjusted EBITDA	$4,990	$318	$562	$—	$5,870

	For the three months ended December 31, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$9,063	$697	$267	$(874)	$9,153
Adjustments:
Stock-based compensation	—	—	—	874	874
Depreciation	396	402	111	—	909
Amortization of purchased intangibles	569	624	—	—	1,193
Adjusted EBITDA	$10,028	$1,723	$378	$—	$12,129

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the twelve months ended December 31, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$20,835	$(2,742)	$1,570	$(3,425)	$16,238
Adjustments:
Stock-based compensation	—	—	—	3,425	3,425
Depreciation	3,581	1,005	456	—	5,042
Amortization of purchased intangibles	2,407	2,657	—	—	5,064
Adjusted EBITDA	$26,823	$920	$2,026	$—	$29,769

	For the twelve months ended December 31, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$37,454	$1,472	$2,363	$(3,237)	$38,052
Adjustments:
Stock-based compensation	—	—	—	3,237	3,237
Depreciation	2,989	1,107	435	—	4,531
Amortization of purchased intangibles	4,596	2,786	—	—	7,382
Adjusted EBITDA	$45,039	$5,365	$2,798	$—	$53,202

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net income	$1,022	$5,390	$8,549	$24,068
Interest expense	952	1,269	3,473	5,472
Interest income	(70)	(212)	(216)	(689)
Provision for income taxes	838	2,670	4,378	9,206
Depreciation	1,342	909	5,042	4,531
Amortization of purchased intangible assets	1,355	1,193	5,064	7,382
EBITDA	5,439	11,219	26,290	49,970
Stock-based compensation	767	874	3,425	3,237
Other expense	(285)	40	275	269
Equity in earnings of joint ventures	(51)	(4)	(221)	(274)
Adjusted EBITDA	$5,870	$12,129	$29,769	$53,202